Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GUARDIAN PHARMACY SERVICES, INC.

Guardian Pharmacy Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Company was filed with the Office of the Secretary of State of the State of Delaware on November 16, 2021 (the “Original Certificate”).

2. The Company is filing this Amended and Restated Certificate of Incorporation of the Company, which amends and restates the Original Certificate, and which was duly adopted by all necessary action of the board of directors of the Company and the stockholders of the Company in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3. The text of the Original Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read as follows:

ARTICLE I

The name of the corporation is Guardian Pharmacy Services, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The name of the Company’s registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company shall have authority to issue is 850,000,000, consisting of 700,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 100,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock (as defined in the Original Certificate) issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into one fully-paid and non-assessable share of Class B Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Company or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Company. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Common Stock shall be deemed to represent an equivalent number of shares of Class B Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock and all references to the Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Class B Common Stock or options or rights to purchase or acquire shares of Class B Common Stock, as the case may be.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in one or more series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series, which number the Board may (except where otherwise provided in the Preferred Stock Designation (as defined below)) increase or decrease, and the designation to distinguish the shares of such series from the shares of all other series, which may be by distinguishing number, letter or title;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock and Class B Common Stock are as follows:

(a) Voting Rights. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders, and each share of Class A Common Stock and each share of Class B Common Stock shall entitle the holder thereof to one vote per share on any matter submitted to a vote of the stockholders. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Class A Common Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(1) Dividends. Subject to the terms of any series of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend paid by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, that in the event a dividend is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights to acquire such stock, as the case may be).

(2) Subdivision, Combination or Reclassification. If the Company in any manner subdivides, combines or reclassified the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(3) Liquidation, Dissolution or Winding Up. Subject to the terms of any series of Preferred Stock, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(4) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Company with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if such different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c) Transfer Restriction. Shares of Class B Common Stock may not be Transferred by the holder thereof, unless such Transfer is a Permitted Transfer.

(d) Automatic Conversion of Class B Common Stock.

(i) On the 182nd day following any Class B Issuance Date (“First Conversion Date”), one-fourth (1/4) of each Qualified Stockholder’s then outstanding shares of Class B Common Stock issued on such Class B Issuance Date shall automatically convert into an equal number of shares of Class A Common Stock, without any further action by the holder thereof.

(ii) On the one-year anniversary of any Class B Issuance Date (“Second Conversion Date”), one-third (1/3) of each Qualified Stockholder’s then outstanding shares of Class B Common Stock relating to such First Conversion Date shall automatically convert into an equal number of shares of Class A Common Stock, without any further action by the holder thereof.

(iii) On the one-year anniversary of the First Conversion Date, one-half (1/2) of each Qualified Stockholder’s then outstanding shares of Class B Common Stock issued on such Class B Issuance Date shall automatically convert into an equal number of shares of Class A Common Stock, without any further action by the holder thereof.

(iv) On the two-year anniversary of any Class B Issuance Date, all of each Qualified Stockholder’s then outstanding shares of Class B Common Stock issued on such Class B Issuance Date shall automatically convert into an equal number of shares of Class A Common Stock, without any further action by the holder thereof.

(v) If the conversion of any shares of Class B Common Stock pursuant to the foregoing provisions of this Article IV, Section 4(d)(1) would result in the conversion of any fractional share of Class B Common Stock, the number of shares so converted shall be rounded down to the nearest whole number.

(e) Conversion by Action of the Board. All or any portion of the issued and outstanding shares of Class B Common Stock shall be converted into an equal number of shares of Class A Common Stock pursuant to an action of the Board.

(f) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish to the Company such certifications, affidavits or other evidence as the Company deems necessary to verify the ownership of Class B Common Stock or to assess other related administrative matters.

(g) Effects of Conversion. Upon the effectiveness of any conversion of Class B Common Stock to Class A Common Stock, all rights of any holder of shares of Class B Common Stock so converted shall cease and such holder shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(h) Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(i) Treatment of Class B Stock Upon Conversion. Each share of Class B Common Stock that is converted pursuant to this Article IV shall be retired by the Company and returned to the authorized but unissued shares of Class B Common Stock.

(j) Defined Terms: For purposes of this Article IV, the following terms have the meanings set forth below:

(1) “Class B Issuance Date” means the date of initial issuance of such share of Class B Common Stock, as recorded in the stock records of the Company.

(2) “Distribution” means (i) any dividend of cash, property or shares of the Company’s capital stock, and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Company, either voluntary or involuntary.

(3) “Family Member” means with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.

(4) “Permitted Entity” means with respect to a Qualified Stockholder: (i) a Permitted Trust solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder, or (C) any other Permitted Entity of such Qualified Stockholder; or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder, or (C) any other Permitted Entity of such Qualified Stockholder.

(5) “Permitted Transfer” means, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) approved in advance by the Board, in its discretion;

(ii) by a Qualified Stockholder (A) to one or more Family Members of such Qualified Stockholder, (B) to any Permitted Entity of such Qualified Stockholder, (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is a Permitted Trust, or (D) upon such Qualified Stockholder’s death by will, intestate succession or operation of law; or

(iii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(6) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(7) “Permitted Trust” means a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(8) “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock upon the initial issuance thereof, and (ii) a Permitted Transferee.

(9) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. The term “Transferred” shall have a correlative meaning.

ARTICLE V

The Board may make, amend, and repeal the Bylaws of the Company.

ARTICLE VI

Section 1. Action by Written Consent of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, from and after the time the Company ceases to be a “controlled company” (within the meaning of Nasdaq rules), any action required or permitted to be taken by the stockholders of the Company may only be taken at a duly called annual or special meeting of stockholders of the Company and may not be taken without a meeting by means of any consent in writing of such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Company may be called only (i) by the Chairman of the Board (the “Chairman”) or (ii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman or a majority of the total number of directors of the Company (the “Directors”).

Section 3. Business Conducted at Meetings of Stockholders. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in any Preferred Stock Designation, the number of Directors of the Company will not be less than 5 nor more than 9 and will be fixed from time to time in the manner provided in the Bylaws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Board shall assign members of the Board already in office to Class I, Class II or Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation. Election of Directors need not be by written ballot.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the authorized number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, so long as the Board is divided into classes, any Director may be removed from office by the stockholders only for cause.

ARTICLE VIII

To the fullest extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no Director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for or with respect to any breach of fiduciary duty or other act or omission as a Director or officer of the Company. No repeal or modification of this Article VIII will adversely affect the protection of any Director or officer of the Company provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director or officer of the Company occurring prior to the effectiveness of such repeal or modification.

ARTICLE IX

Section 1. Forum Generally. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

Section 2. Securities Act Matters. Notwithstanding Section 1 of this Article IX, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 3. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article IX.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed on this 25th day of September, 2024.

GUARDIAN PHARMACY SERVICES, INC.

By:	/s/ Fred P. Burke
Name:	Fred P. Burke
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]